Exhibit 3.1

CERTIFICATION OF INCORPORATION

OF

RAAM GLOBAL ENERGY COMPANY

The undersigned executes this Certificate of Incorporation for the purpose of forming and does hereby form a corporation under the laws of the State of Delaware (Del. Code Ann. Tit. 8§§101-398) with all of the rights, privileges and immunities of a corporation organized under those statutory sections, in accordance with the following provisions.

I.

NAME

The name of the corporation (hereinafter called the “Corporation”) is RAAM Global Energy Company.

II.

REGISTERED OFFICE AND REGISTERED AGENT

The address of the to registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

III.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

AUTHORIZED STOCK

The total number of shares of all classes of stock which the Corporation shall have the power to issue is four hundred thousand (400,000) shares consisting of:

A. 380,000 shares of common stock having $.01 par value per share (“Common Stock”); and

B. 20,000 shares of preferred stock having $.01 par value per share (“Preferred Stock”),

C. The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article IV to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

1.	The number of shares constituting that series and the distinctive designation of that series;

2.	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5.	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

V.

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

VI.

LIMITATION OF DIRECTOR LIABILITY

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article VI shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

VII.

INDEMNITY

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, (i) indemnify any and all persons whom it shall have power to indemnify under said section, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and (ii) advance expenses to any and all said persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons.

VIII.

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IX.

ELECTION OF DIRECTORS

Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

X.

INTERNATIONAL OPPORTUNITIES

A. For the purposes of this Article, the defined terms below shall have the following meanings:

1.	“Corporate Opportunity” shall mean an investment or business opportunity or prospective economic or competitive advantage that (A) the Corporation is financially able to undertake, (B) is one in which the Corporation has or, but for the effect of this Article the Corporation would have, an interest or reasonable expectancy in and (C) if offered to a director, officer or employee of the Corporation who is also a Principal Stockholder or an Affiliate (as defined below) of a Principal stockholder, such transaction, potential transaction or other business opportunity is offered to him or her solely in his or her capacity as a director, officer or employee of the Corporation.

2.	“Oil and Gas Opportunity” shall mean a Corporate Opportunity that relates exclusively to the acquisition, development and exploitation of oil and natural gas reserves that are not located onshore or offshore the continental United States.

3.	“Principal Stockholder” shall mean each of Howard A. Settle and Jonathan Rudney, or any entity that is, directly or indirectly, controlled by either of such persons that holds Common Stock or Preferred Stock of the Corporation.

B. Except as may otherwise be agreed to in writing by a Principal Stockholder, each Principal Stockholder, and its respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each an “Affiliate”), may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those business activities that might be considered to be (i) the same as or similar to the Corporation’s business or the business of any subsidiary or affiliate of the Corporation, (ii) in direct or indirect competition with the Corporation or any subsidiary or affiliate of the Corporation or (iii) the pursuit of an Oil and Gas Opportunity.

C. If any Principal Stockholder or any of its Affiliates acquires knowledge of a potential transaction or matter which may be an Oil and Gas Opportunity, neither the Corporation nor any stockholder of the Corporation shall have any interest in, or expectation of being offered an opportunity to participate in, such Oil and Gas Opportunity, and any such interest or expectation otherwise due the Corporation with respect to such Oil and Gas Opportunity is hereby renounced by the Corporation in accordance with Section 122(17) of the General Corporation Law of the State of Delaware. Accordingly, such Principal Stockholder or Affiliate (i) shall have no duty to communicate or present such Oil and Gas Opportunity to the Corporation, (ii) shall have the right to hold any such Oil and Gas Opportunity for its own account, or the account of an Affiliate, or to recommend, sell, assign or otherwise transfer such Oil and Gas Opportunity to persons other than the Corporation or any subsidiary of the Corporation and (ii) shall not be liable to the Corporation or any of its stockholders for breach of any fiduciary duty as a stockholder, director, officer or employee of the Corporation or otherwise by reason of the fact that such person pursues or acquires such Oil and Gas Opportunity for itself, directs, sells, assigns or otherwise transfers such Oil and Gas Opportunity to another person, or does not communicate information regarding such Oil and Gas Opportunity to the Corporation. In the case of a Corporate Opportunity other than an Oil and Gas Opportunity, each Principal Stockholder and its Affiliates shall have such duties as would otherwise exist in the absence of this Article.

D. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

E. Any repeal or modification of this Article shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any Principal Stockholder or Affiliate.

XI.

INCORPORATOR

The name and mailing address of the incorporator of the Corporation is:

NAME	MAILING ADDRESS
C. Timothy Cone	201 W. Short St., Lexington, KY 40507

I, The Undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this the 19th day of November, 2003.

/s/ C. Timothy Cone
C. TIMOTHY CONE

5